Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-179266) and Forms S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, 333-149206 and 333-161155) of Constellation Brands, Inc. of our report dated February 8, 2013, except for Note 5 for which the date is February 15, 2013 relating to the financial statements of Crown Imports LLC, which appears in Constellation Brands, Inc. Annual Report on Form 10-K for the year ended February 28, 2013 and is incorporated by reference in this Form 8-K of Constellation Brands, Inc. dated June 11, 2013.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 11, 2013